Consent of Independent Registered Public Accounting Firm
The Board of Directors
KBR, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-190777, 333-155551, 333-138850, and 333-142101) on Form S-8 of KBR, Inc. of our report dated February 23, 2018, except as to Notes 2, 5, 6, 10, and 11, which are as of October 30, 2018, with respect to the consolidated balance sheets of KBR, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of operations, comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in three-year period ended December 31, 2017, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), which report appears in the Form 8-K of KBR, Inc. dated October 30, 2018.
/s/ KPMG LLP
Houston, Texas
October 30, 2018